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                                   Exhibit 99


Contact: Robert W. Krick                    For Release:    Immediate
         610-337-1000, Ext. 3141                            October 15, 2001



UGI CLOSING HEARTH UNIT;
EXPECTS TO MEET FY2001 RANGE OF ESTIMATES

VALLEY FORGE, Pa., Oct. 15 -- UGI Corporation (NYSE:UGI) today announced that it is closing Hearth USA, its two store pilot hearth products retail unit. As a result of the shutdown, expected to be completed by the end of October, UGI said it would take a one-time after-tax charge to net income of approximately $5,500,000, or $0.20 per share in the quarter ended September 30, 2001.

UGI also announced it expects its earnings for its fiscal year ended September 30, 2001 to be within the range of analysts' estimates at approximately $2.05 a share, excluding the beneficial cumulative effects of accounting changes of $0.16 previously disclosed and the $0.20 charge related to the Hearth USA closing. The Company plans to report on the detailed results of its business segments for fiscal year 2001 on November 20, 2001 as previously scheduled.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 53% of AmeriGas Partners, L.P., the nation's largest retail propane marketer.

Comprehensive information about UGI Corporation is available on the World Wide Web at HTTP://WWW.UGICORP.COM.

This press release contains certain forward-looking statements which management believes to be reasonable as of today's date only. Actual results may differ significantly because of risks and uncertainties which are difficult to predict and many of which are beyond management's control. You should read UGI's Annual Report for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.


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